Exhibit 10(g)

Personal and Confidential

June [•], 2020
[Employee Name]
[Address]

Re:	Incentive Bonus
Dear [•]:
On behalf of Denbury Resources Inc., a Delaware corporation (the “Company”), I am pleased to offer you the opportunity to earn an incentive bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement to the Company as described on the signature page below, which date must occur prior to June [12], 2020. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meanings given to such terms in Section 3.
1.Incentive Bonus. Subject to the terms and conditions set forth herein, you will receive a cash lump sum payment in the amount of $[•] (the “Incentive Bonus”) on June [12], 2020. As a condition to receiving the Incentive Bonus, you hereby (a) waive any and all rights to participate in any annual bonus plan established by any member of the Company Group in respect of the 2020 calendar year, (b) acknowledge and agree that all of your outstanding long-term incentive compensation awards from any member of the Company Group have been cancelled in their entirety and you do not have any further rights with respect to such awards and (c) acknowledge that such waivers and cancellations do not violate any agreement between you and any member of the Company Group or any compensation plan, program or arrangement of any member of the Company Group, and do not constitute “Good Reason” pursuant to, or otherwise violate, the Severance Plan or any other compensation plan, program, agreement or arrangement of any member of the Company Group.

2.Vesting Conditions. Your Incentive Bonus will be subject to repayment in accordance with the provisions of this Section 2.

(a)Retention Component. Fifty percent (50%) of your Incentive Bonus will vest and be earned solely on the basis of your continued employment with the Company or a member of the Company Group through the Retention Completion Date (the “Retention Component”). You agree that in the event your employment with the Company and the Company Group terminates for any reason other than a Qualifying Termination before the Retention Completion Date, you will be required to repay to the Company, within 20 days following the date of such termination, 100% of the After-Tax Value of the Retention Component.

(b)Performance Component. The remaining fifty percent (50%) of your Incentive Bonus will vest and be earned based on a combination of your continued employment with the Company or any member of the Company Group and the achievement of certain performance metrics (the “Performance Component”). The

Performance Component will be subdivided into five tranches as set forth on Exhibit A attached hereto (each, a “Performance Tranche”). Each Performance Tranche will vest and be earned in accordance with the terms of Exhibit A. You agree that you will repay to the Company the After-Tax Value of the Unvested Portion of the Performance Component within 20 days following the earlier to occur of (i) the Performance Completion Date and (ii) the termination of your employment with the Company and the Company Group for any reason other than a Qualifying Termination; provided, however, that the “Performance Completion Date” will be replaced with the “Emergence Date” in certain circumstances for any repayment requirement with respect to Performance Tranche 2 (as described on Exhibit A), in which case you will repay to the Company the After-Tax Value of the Unvested Portion of the Performance Component that relates to Performance Tranche 2 within 20 days following the Emergence Date. For the sake of clarity, you will not be required to repay any Vested Portion of the Performance Component.

3.Definitions. For purposes of this Agreement:

“After-Tax Value” means the aggregate amount of the Incentive Bonus net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” has the meaning set forth in the Severance Plan.
“Change of Control” has the meaning set forth in the Severance Plan.
“Company Group” means the Company and its direct and indirect subsidiaries.
“Disability” has the meaning set forth in the Severance Plan.
“Emergence Date” means the effective date of a plan of reorganization of the Company approved under Chapter 11 of the U.S. Bankruptcy Code.
“Good Reason” has the meaning set forth in the Severance Plan.
“One Year Anniversary Date” means June 3, 2021.
“Performance Completion Date” means the earliest to occur of (i) March 31, 2021, (ii) the consummation of a Change of Control or (iii) the Emergence Date.
“Qualifying Termination” means the termination of your employment before the Retention Completion Date (i) by the Company for a reason other than Cause, (ii) by you for Good Reason, or (iii) due to your death or Disability if, and only if, in the case of any termination pursuant to clauses (i), (ii) and (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so, and you do not revoke such Release within any time provided by the Company to do so.
“Retention Completion Date” means the earlier to occur of (i) the One Year Anniversary Date or (ii) the Emergence Date.

“Severance Plan” means the Denbury Resources Severance Protection Plan, as amended and restated effective as of March 29, 2018.
“Unvested Portion” means, as of any particular date, (i) the value of the Performance Component, minus (ii) the aggregate value of the Vested Portion of the Performance Component.
“Vested Portion” means, as of any particular date, any aggregate amount of the Performance Component that has become earned and vested in accordance with the terms of Exhibit A.
4.Withholding Taxes. All amounts to be paid hereunder shall be subject to and reduced by the amount of all applicable income, employment and other taxes required to be withheld by the Company or any other member of the Company Group under applicable law.

5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any member of the Company Group (or any of their respective successors) or interfere in any way with the right of the Company or any member of the Company Group (or any of their respective successors) to terminate your employment at any time or for any reason or to change the terms of your employment in any manner.

6.Other Benefits. The Incentive Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.

7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

8.Counterparts. This Agreement may be executed in one or more counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Incentive Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Incentive Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10.Section 409A. The Incentive Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, this Agreement shall be interpreted in a manner consistent therewith. Notwithstanding the foregoing, the Company makes no representations that the Incentive Bonus is exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that you may incur on account of non-compliance with Section 409A.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Incentive Bonus, please sign, date, and return a copy of this Agreement to Jenny Cochran. You should make a copy of the executed Agreement for your records.

Very truly yours,

DENBURY RESOURCES INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[Employee Name]

Date:

Signature Page to Incentive Bonus Agreement

Exhibit A

Performance Goals